UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2016

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On September 27, 2016, PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH Corporation (the “Company”), received written notice from Bank of America, N.A. (“BANA”) exercising BANA’s right to terminate without cause, effective as of March 31, 2017, the agreement pursuant to which PHH Mortgage provides private label origination services on behalf of Merrill Lynch, a division of BANA.  BANA has the contractual right to request termination and transition assistance services for up to twelve (12) months following the March 31, 2017 termination date.

As previously disclosed, BANA had earlier this year notified the Company of its intent to insource an estimated 60% of Merrill Lynch’s volume based on closing dollar volume for the year ended December 31, 2015, and the Company expressed its belief this insourcing trend from Merrill Lynch would continue.

The Company estimates Merrill Lynch originations will contribute approximately $45 million of pre-tax earnings for fiscal year 2016 based on the Company’s estimate of Merrill Lynch loan closing volume for 2016.   The Company is taking actions to reduce its facilities footprint and intends to take actions to realign operating costs in response to the loss of Merrill Lynch production volume, including by re-allocating excess originations capacity to portfolio retention efforts and to clients other than Merrill Lynch.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name:	William F. Brown
Title:	Senior Vice President, General Counsel and Secretary

Dated: October 4, 2016